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                                                                    EXHIBIT 10.1

                                   Agreement
                             Made on March 30, 1999

By and Between:

PCS Precise Connectivity Solutions Ltd. ("Precise")

             Of the first part;
and,

Talma Nueva S.A. ("Talma")
                                                       Of the second part;
and,

Template Software, Inc. ("Template")
                                                       Of the third part;


Whereas the parties hereto, or part of whom, have entered into the following agreements:

 .  Convertible Note Purchase Agreement dated March 25, 1998 by and between
   Precise and Template (the "Convertible Note Agreement" ).
 .  Right of First Refusal Agreement dated March 30, 1998 by and between Precise and Template (the "RFR Agreement").
 . Option to Purchase Shares in the form of a letter by and between Talma and Precise dated March __, 1998 ( the "Option Letter" ).


Whereas: Each of the parties to the Convertible Note Agreement has the right, after March 30, 1999, to convert the principal amount of the Note, as defined in the Convertible Note Agreement, and all accrued interest thereon into shares of Precise, as more fully specified by the provisions of the Convertible Note Agreement, and

Whereas: As of March 30, 1999, the principal amount of the Note, as defined in the Convertible Note Agreement, and all accrued interest thereon as of March 30, 1999 equals U.S. $ 537,500 (the "Debt" ) and

Whereas: In contemplation of a proposed agreement with a third party by Precise and/or Talma, the parties have agreed as follows:


1. Template and Precise acknowledge that all amounts of the Debt outstanding (including accrued interest) are due and payable on March 30, 1999. Notwithstanding that such amounts are due and payable on such date, Template has agreed that Precise and/or Talma may repay the Debt
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      in full in the following manner: (i) U.S. $100,000 of the principal amount of the Debt, payable no later than April 30, 1999 (the "First Installment"), and (ii) all remaining principal and accrued interest of the Debt (in the aggregate amount of U.S. $ 437,500) no later than May 30, 1999 (the "Second Installment"). Such amounts shall be paid via wire transfer to a bank account to be specified by Template prior to such payment. The parties acknowledge that Template shall pay the $120,000 purchase price under that certain Software Sales Agreement, dated the same date as this Agreement, between Template, Talma and Precise, by setoff against the Second Installment of such Debt. Should Precise and/or Talma make payment of the First Installment in full to Template by April 30, 1999, then, and only then, the following provisions shall apply:

 1.1  Template shall have no rights whatsoever under any of the following:
      the Convertible Note Agreement, the Note, the RFR Agreement and the Option Letter and/or in relation to any and/or all of the above agreements/documents; provided, that if Precise and/or Talma do not make
                            --------
      payment of the Second Installment in full to Template by May 30, 1999, then Template shall continue to have all such rights after such date, subject to modification of its right to convert the Debt into shares of Precise Preferred Stock equal to that percentage of the fully diluted issued and outstanding capital stock of Precise which equals the product of (i) 8% multiplied by (ii) a fraction, the numerator of which is the amount of the Second Installment and the denominator of which is the total amount of the Debt outstanding as of March 30, 1999.

 1.2 Without derogating from the generality of the aforesaid, subject to the proviso contained in Section 1.1, no moneys will be owed to Template by
                           -----------
      either of Precise and/or Talma, Template shall have no rights whatsoever in relation to shares and/or any other securities of Precise and/or of Talma and/or the purchase of same, and Template shall have no rights of conversion or rights of first refusal.

2. Upon the payment of the Debt to Template in full under the terms and conditions provided in Section 1 above, Template shall return the Note to Precise. Without derogating from Template's obligation to return the Note, it is agreed that even if the Note is not returned to Precise upon payment of the Debt to Template in full under the terms and conditions provided in
      Section 1 above,  the Note shall be null and void and of no effect.

3. Should Precise and/or Talma not pay the First Installment in full to Template by April 30, 1999, then the provisions of this Agreement (excluding this Section 3) shall be null and void and of no effect (provided that Precise and/or Talma shall not be deemed to have been in default under the Note as of March 30, 1999. .
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In witness hereof, each of the parties has executed or caused this Agreement to be duly executed on its behalf by its duly authorized officer/s, all as of the day and year first above written.



PCS Precise Connectivity Solutions Ltd.



/s/ Yoram Kariv
---------------

Talma Nueva S.A



/s/ [Illegible]
---------------

Template Software, Inc.



/s/ E. Linwood Pearce
---------------------